EXHIBIT 5.1
March 16, 2006
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by Midwest Banc Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on or about March 17, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 50,000 shares of Common Stock, par value $0.01 per share (the “Plan Shares”), issuable under the Company’s Directors’ Deferred Compensation Plan (the “Plan”) and $1,000,000.00 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. We have acted as counsel for the Company in connection with the Registration Statement.
     Based upon the foregoing, and assuming the Plan Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Plan Shares, when issued, will be validly issued, fully-paid and non-assessable. Based upon the foregoing, it is our opinion that the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.
     The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
Hinshaw & Culbertson, LLP